Exhibit 10.11

Warner, R.	2008

INCENTIVE DEFERRED BONUS COMPENSATION AGREEMENT

THIS AGREEMENT (“Agreement”), made as of the 16th day of June, 2008, by and between Walker & Dunlop GP, LLC (“Employer”) and Richard C. Warner (“Employee”).

WITNESSETH THAT:

WHEREAS, Employer has a substantial investment and ownership interest in Green Park Financial Limited Partnership (“Green Park”) which acts as an approved Fannie Mae multifamily lender under the DUS program; and

WHEREAS, Employee is serving as Employer’s Senior Vice President and Chief Underwriter and, in that capacity has senior management responsibility for Green Park’s operations and an important role in Green Park’s success; and

WHEREAS, in order to maximize the returns it derives from its substantial investment and ownership in Green Park, Employer desires to provide Employee with an incentive to contribute to the growth of the business and profitability of Green Park and, to that end, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth and of other good and valuable consideration, the sufficiency and receipt of which prior to the execution of these presents is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions.

When used in this Agreement, the following terms will have the meanings set forth below:

(A)          “Base Fiscal Year” means the Fiscal Year to which a Deferred Bonus relates (e.g., Fiscal Year 2008 shall be the Base Fiscal Year for any Deferred Bonus potentially payable to Employee for Fiscal Year 2008).

(B)            “Beneficiary” means one or more individuals designated by Employee to receive benefits payable hereunder upon Employee’s death (whether voluntary or involuntary). Employee shall designate his Beneficiary in writing on a form provided by Employer. Employee may change his designated Beneficiary by filing a new form with Employer (at least ten (10) business days prior to the effective date of such change). If no Beneficiary designated by Employee survives Employee, or if Employee fails to designate a Beneficiary, any payments due hereunder upon Employee’s death shall be paid to Employee’s executor or other legal representative.

(C)           “Change in Control” shall mean the occurrence of any one or more of the following without Employee’s prior consent (which consent can be conditioned or withheld, with or without cause, in Employee’s sole discretion): (i) the sale or other disposition of all, or substantially all, of the assets of Green Park or Employer; or (ii) the sale or other transfer within any period of twelve (12) consecutive calendar months (either in one transaction or in a series of transactions within such twelve (12) month period) of partnership interests (or stock or other forms of ownership interests, as the case may be) representing more than fifty percent (50%) of all partnership interests (or all stock or all other forms of ownership interests) in either Green Park or Employer; but not if stock is transferred to a family trust or other entity designed principally to facilitate estate planning.

(D)          “Deferred Bonus” means the amount of the deferred bonus potentially payable to Employee on account of a particular Base Fiscal Year in accordance with the provisions hereof.

(E)           (i)            “Deferred Bonus Earn-Out Period” means, with respect to each Deferred Bonus for each Base Fiscal Year, the period beginning on the first day of the Base Fiscal Year and terminating on various dates as determined in accordance with the following provisions:

(a)           If Employee remains continuously in Employer’s employ for a period of three (3) years commencing with the first day of a Base Fiscal Year, or if Employee’s employment with Employer terminates as a result of Employee’s Intentional Death or Disability occurring within a three (3) year period commencing on the first day of a Base Fiscal Year, the last day of the Deferred Bonus Earn-Out Period applicable to that Base Fiscal Year shall be the last day of the three (3) year period commencing with the first day of the Base Fiscal Year;

(b)          If Employee’s employment with Employer terminates as a result of Employee’s Unintentional Death or Disability occurring within a three (3) year period commencing on the first day of a Base Fiscal Year, the last day of the Deferred Bonus Earn-Out Period applicable to that Base Fiscal Year shall be the date on which Employee’s Unintentional Death or Disability occurs;

(c)          If Employee’s employment with Employer terminates as a result of a Termination Without Cause occurring within a three (3) year period commencing on the first day of a Base Fiscal Year, the last day of the Deferred Bonus Earn-

Out Period applicable to that Base Fiscal Year shall be the date on which the Termination Without Cause occurs;

(d)          If Employee’s employment with Employer terminates as a result of a Change in Control occurring within a three (3) year period commencing on the first day of a Base Fiscal Year, the last day of the Deferred Bonus Earn-Out Period applicable to that Base Fiscal Year shall be the date on which the Change in Control occurs; and

(e)          If a Deferred Bonus Earn-Out Period terminates upon the occurrence of an event (such as, by way of example, a Termination Without Cause of Employee’s employment), that termination (and all consequences associated therewith under the provisions hereof) shall not be affected by the subsequent occurrence of another event (such as, by way of example, a Change in Control) which, but for the prior occurrence of the first event, also would have resulted in a termination of that Deferred Bonus Earn-Out Period.

(ii)             As hereinafter appears, Employee shall not be entitled to receive a Deferred Bonus, and there shall be no Deferred Bonus Earn-Out Period, for any particular Base Fiscal Year if Employee’s employment with Employer terminates as a result of either a Voluntary Resignation or a Termination With Cause which occurs within a three (3) year period commencing on the first day of that Base Fiscal Year.

(F)             “Disability” means disability as a result of an accident, illness or mental disorder which results in Employee’s unwillingness or inability, for a period of ninety (90) days (in the aggregate) during any period of twelve (12) consecutive months, substantially to perform the duties assigned to Employee by Employer immediately prior to the commencement of the Disability. For all purposes hereof:

(i)            Employee’s Disability shall be deemed to have occurred as of the last day of the foregoing period of ninety (90) days;

(ii)           If Employer and Employee disagree as to whether a Disability has occurred or as to when a period of Disability has begun or ended, and if the disagreement cannot be resolved within fifteen (15) business days after it has first arisen, Employer and Employee shall each, within fifteen (15) business days after the expiration of the first period of fifteen (15) business days, appoint a qualified physician or other medical professional (hereinafter in this Section 1.1(F)(ii) collectively a “Doctor”) (and if either Employer or Employee fails timely to make such an appointment, the Doctor appointed by or for the other party shall resolve all disagreements regarding Disability). The two Doctors (or, if applicable, the one Doctor) shall, as promptly as possible, make a written determination as to all disagreements with respect to the Employee’s Disability; provided, however, that if two Doctors are timely appointed and cannot agree on all matters respecting Employee’s Disability within a period of thirty (30) days after the second of them has been timely appointed, the two of them shall, as promptly as possible thereafter, appoint a third Doctor and all disagreements as to Employee’s Disability shall be determined in writing by a majority of the three Doctors. All good faith decisions made by one or more Doctors regarding Employee’s Disability shall be conclusive and binding on Employer and Employee. If such decisions are made by a single Doctor, all fees and expenses of such Doctor shall be borne equally by Employer and Employee. Otherwise, Employer and Employee shall each pay the fees and expenses of any Doctor appointed by or for it or him and shall, if applicable, bear equally the fees and expenses of any third Doctor.

(G)           “Employee” means Donna Mighty and, where appropriate, shall also be deemed to mean his executor, guardian or other legal representative.

(H)            “Employer” means Walker & Dunlop GP, LLC and any successor to, or assignee of, Walker & Dunlop GP, LLC to which Employee has consented, in Employee’s sole discretion.

(I)             “Fiscal Year” means a fiscal year of Green Park (presently a calendar year).

(J)            “Intentional Death or Disability” means the death or Disability of Employee which results from an injury or illness that is intentionally self-inflicted by Employee or intentionally inflicted upon Employee by a third Person acting, or failing to act, under the control, or at the direction, of Employee.

(K)          “Person” means, as the context requires, an individual, partnership, corporation, trust, unincorporated association, joint stock company, or other legal entity or association.

(L)            “Schedules” means, collectively, the Schedules attached, or to be attached, hereto.

(M)         “Termination With Cause” means the termination by Employer of Employee’s employment with Employer on account of (i) his conviction for the commission of a felony in the course of his employment with Employer, or (ii) his gross, willful and intentional misconduct in connection with his employment with Employer which causes a material decrease in the net profits of Green Park for the Fiscal Year within which such misconduct occurs.

(N)          “Termination Without Cause” means the termination by Employer of Employee’s employment with Employer without Employee’s consent for any reason which does not constitute Termination With Cause.

(0)           “Unintentional Death or Disability” means the death or disability of Employee which results from any reason which does not constitute Employee’s Intentional Death or Disability.

(P)           “Voluntary Resignation” means the voluntary decision or election by Employee to terminate his employment with Employer for any reason whatsoever other than a material breach by Employer of this Agreement which is not cured within any applicable grace period specified herein.

Section 1.2 Certain Other Definitions.

When used herein with its initial letter(s) capitalized, a term which is not defined in Section 1.1 shall be given the definition assigned to it elsewhere in this Agreement.

Section 1.3 Schedules and Exhibits.

Attached hereto and forming an integral part of this Agreement are various Schedules and Exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto. The provisions of the immediately preceding sentence shall also apply to any Schedules, Exhibits or other attachments which, pursuant to the provisions hereof, are to be prepared and attached hereto in the future. Notwithstanding any other provision hereof, if there is any conflict or inconsistency between the provisions contained in this Agreement and the provisions contained in any Schedule or Exhibit attached hereto (either now or in the future), the provisions of the Schedule or Exhibit shall govern and prevail.

ARTICLE II

Determination Of Deferred Bonus

Section 2.1 In General.

(A)          (i)            As a general matter (unless otherwise agreed by Employer and Employee), Employee’s Deferred Bonus for each Base Fiscal Year commencing after the date hereof shall depend on two factors, namely, the achievement of a base financial target (the “Base Financial Target”) during each such Base Fiscal Year and the achievement of an annualized financial target (the “Annualized Financial Target”) during the Deferred Bonus Earn-Out Period applicable to such Base Fiscal Year. Commencing sixty (60) days prior to the commencement of each Base Fiscal Year commencing after the date hereof, Employer and Employee shall negotiate in good faith regarding the Base Financial Target for such Base Fiscal Year as well as the Annualized Financial Target for the Deferred Bonus Earn-Out Period (the foregoing Base Financial Target and Annualized Financial Target being hereinafter collectively referred to as “Targets”). If Employer and Employee agree upon the Targets for a Base Fiscal Year commencing after the date hereof, the Targets for that Base Fiscal Year shall be incorporated in a Schedule which shall be attached hereto and shall become a part hereof. If, despite good faith negotiations, Employer and Employee are unable to agree on the Targets for a Base Fiscal Year commencing after the date hereof prior to the first day of such Base Fiscal Year, the last set of Targets agreed upon (as set out in the last Schedule attached hereto) shall be deemed to be the Targets for that Base Fiscal Year; provided, however, that the foregoing provisions of this sentence shall not be deemed or construed to preclude Employer and Employee from continuing to negotiate (or to agree) regarding the Targets for a particular Base Fiscal Year after the commencement of such Base Fiscal Year if the parties agree to such continued negotiations (or agreement).

(ii)           Notwithstanding the provisions of Section 2.1(A)(i):

(a)           If Employee’s employment with Employer terminates (for any reason other than a Voluntary Resignation or a Termination With Cause) during (and not after) a particular Base Fiscal Year, the Base Fiscal Target for that Base Fiscal Year shall be pro-rated by multiplying such Target by a fraction, the numerator of which shall be the number of months (rounded to the nearest whole number) Employee was employed by Employer during such Base Fiscal Year and the denominator of which shall be twelve (12). The pro-rated Base Fiscal Target shall then be compared with Employer’s actual financial performance (or with the other relevant actual financial data) during the portion of the Base Fiscal Year that Employee was employed by Employer in determining whether the pro-rated Base Financial Target was met during such portion of such Base Fiscal Year. In such event, if the pro-rated amount of the Base Financial Target does not exceed Employer’s actual financial performance (or the other relevant actual financial data) during the period of Employee’s employment during the Base Fiscal Year, Employee shall not be entitled to a Deferred Bonus for such Base Fiscal Year. If the pro-rated amount of the Base Financial Target does exceed Employer’s actual financial performance (or the other relevant actual financial data) during such period, Employee’s Deferred Bonus shall (subject to all vesting and other applicable provisions hereof) be based on the amount of such excess and shall not be adjusted as a result of Employer’s actual financial performance (or the other relevant actual financial data) during the remainder of such Base Fiscal Year. In the circumstances described in the first sentence of this Section 2.1(A)(ii), the period within which Employer shall determine whether the Base Financial Target has been met (as provided in Section 2.1(B) hereof) shall commence as of the date of the termination of Employee’s employment and the other provisions of this Agreement shall otherwise continue to apply. Without in any way limiting the generality of the foregoing, the termination of Employee’s employment as a result of Intentional Death or Disability during the Base Fiscal Year shall not accelerate or otherwise modify the Deferred Bonus Earn-Out Period applicable to such Base Fiscal Year. Where necessary or appropriate, references in this Agreement to the Base Financial Target shall be deemed to be references to the pro-rated Base Financial Target provided for in this Section 2.1(A)(ii)(a); and

(b)           If the last day of a Deferred Bonus Earn-Out Period occurs during, rather than after, the Base Fiscal Year (if, for example, Employee is the subject of a Termination Without Cause during the Base Fiscal Year), any Annualized Financial Target for the Deferred Bonus Earn-Out Period for such Base Fiscal Year will be pro-rated by multiplying such Target by a fraction, the numerator of which shall be the number of months (rounded to the nearest whole number) Employee was employed by Employer during such Base Fiscal Year and the denominator of which shall be twelve (12). The pro-rated Annualized Fiscal Target shall then be compared with Employer’s actual financial performance (or with the other relevant actual financial data) during the portion of the Base Fiscal Year that Employee was employed by Employer in determining whether the pro-rated Annualized Financial Target was met. Where necessary or appropriate, references in this Agreement to the Annualized Financial Target shall be deemed to be references to the pro-rated Annualized Financial Target provided for in this Section 2.1(A)(ii)(b).

(B)            As soon as may be practicable, and in any event within sixty (60) days, after the expiration of each Base Fiscal Year, Employer shall determine whether the Base Financial Target was met during such Base Fiscal Year and, if so, the amount of the Deferred Bonus that Employee may receive with respect to such Base Fiscal Year (provided that any applicable Annualized Financial Target, as well as all other applicable vesting requirements, are met during the Deferred Bonus Earn-Out Period applicable to such Base Fiscal Year). Employer shall promptly advise Employee as to whether the Base Financial Target has been met during the Base Fiscal Year in question and, if so, the amount of the Deferred Bonus for that Base Fiscal Year as computed by Employer. Employee shall be entitled to review all financial and other records relevant to Employer’s determinations with respect to the achievement of the Base Financial Target, the amount of Employee’s Deferred Bonus, if any, and all related computations. Employer shall give careful and good faith consideration to any bona fide questions raised by Employee regarding Employer’s foregoing determinations and shall make any adjustments therein as Employer deems necessary or appropriate in the light of such questions. Employer’s good faith determination as to the amount of Employee’s Deferred Bonus (either as originally computed or as adjusted) shall, however, be binding and conclusive on Employer and Employee unless the amount in question or controversy as to the size of the Deferred Bonus exceeds $25,000 (in which event such question or controversy shall be referred to, and determined by, arbitration in accordance with Section 4.3 hereof). Once the final amount of Employee’s Deferred Bonus for any Base Fiscal Year has been computed, agreed or determined, such amount shall be memorialized in an addendum which shall also be attached hereto and shall be deemed a part hereof and such amount shall not then thereafter change.

(C)            Notwithstanding the foregoing provisions of Sections 2.1 (A) and (B), it is acknowledged and agreed that Green Park has agreed to pay, or reimburse, Employer for any Deferred Bonus Employer pays to Employee pursuant to this Agreement and that this Agreement is premised on the assumption that this payment or reimbursement arrangement shall continue as between Green Park and Employer. If Green Park should refuse to pay or reimburse Employer for any Deferred Bonus attributable to a Base Fiscal Year that is to commence after the date of such refusal by Green Park, Employer shall have the right, in its sole discretion, not to pay Employee any Deferred Bonus for that Base Fiscal Year or to agree upon Targets for that Base Fiscal Year. The provisions of the immediately preceding sentence shall not, however, apply to the current Fiscal Year (Fiscal Year 2008) or to any subsequent Base Fiscal Year that commences prior to the date, if any, on which Green Park refuses to pay or reimburse Employer for Employee’s Deferred Bonus (it being expressly acknowledged and agreed that, as between Employer and Employee, Employer shall assume the risk of any breach by Green Park of any agreement to reimburse or pay Employer for Employee’s Deferred Bonus as well as the risk that Green Park shall refuse to pay or reimburse Employer for Employee’s Deferred Bonus for a particular Base Fiscal Year after the commencement of that Base Fiscal Year). Employer further agrees with Employee that Employer shall not, in its capacity as a partner in Green Park, vote in favor of, or otherwise approve, any action by Green Park to modify, terminate or cancel Green Park’s agreement to pay or reimburse Employer for Employee’s Deferred Bonus for any subsequent Base Fiscal Year.

Section 2.2 Fiscal Year 2008.

Employer and Employee have agreed upon the Targets for the computation of Employee’s Deferred Bonus for Fiscal Year 2008 (which Targets are set out in Schedule 1-2008 which is attached hereto and hereby made a part hereof).

ARTICLE III

Vesting, Payment and Nonvesting of Deferred Bonus

Section 3.1 Vesting of Deferred Bonus.

Except as otherwise provided in Section 3.3, Employee’s Deferred Bonus for any particular Base Fiscal Year shall become vested (i.e., shall be deemed fully earned, and not subject to lapse), and shall be payable to or for an Employee in accordance with Section 3.2 in accordance with the following provisions:

(A)          If the last day of the Deferred Bonus Earn-Out Period for a Deferred Bonus for a particular Base Fiscal Year is the last day of the three (3) year period commencing with the first day of that Base Fiscal Year (under the circumstances specified in Section 1.1(E)(i)(a)), and if Green Park meets the Annualized Financial Target during that Deferred Bonus Earn-Out Period, then the Deferred Bonus for that Base Fiscal Year shall be deemed fully earned and vested as of the date on which the Deferred Bonus Earn-Out Period terminates;

(B)           If the last day of the Deferred Bonus Earn-Out Period for a Deferred Bonus for a particular Base Fiscal Year is the day on which Employee’s Unintentional Death or Disability occurs (under the circumstances specified in Section 1.1(E)(i)(b)), and if Green Park meets at least Sixty-Five Percent (65%) of the Annualized Financial Target during that Deferred Bonus Earn-Out Period, then the Deferred Bonus for that Base Fiscal Year shall be deemed fully earned and vested as of the date on which the Deferred Bonus Earn-Out Period terminates;

(C)           If the last day of the Deferred Bonus Earn-Out Period for a Deferred Bonus for a particular Base Fiscal Year is the date on which a Termination Without Cause of Employee’s employment occurs (under the circumstances specified in Section 1.1(E)(i)(c)), and if Green Park meets at least Seventy-Five Percent (75%) of the Annualized Financial Target during such Deferred Bonus Earn-Out Period, then the Deferred Bonus for that Base Fiscal Year shall be deemed fully earned and vested as of the date on which the Deferred Bonus Earn-Out Period terminates; and

(D)          If the last day of the Deferred Bonus Earn-Out Period for a Deferred Bonus for a particular Base Fiscal Year is the date on which a Change in Control occurs (under the circumstances specified in Section 1.1(E)(i)(d)), then, whether or not Green Park meets the Annualized Financial Target, or any portion thereof, during such Deferred Bonus Earn-Out Period, the Deferred Bonus for that Base Fiscal Year shall be deemed fully earned and vested as of the date on which the Deferred Bonus Earn-Out Period terminates.

Section 3.2 Payment of Vested Deferred Bonus.

(A)          Employer shall pay Employee (or, if applicable, his Beneficiary) the amount of any Deferred Bonus which vests pursuant to the provisions of Section 3.1 in accordance with the following provisions:

(i)             If Employee’s rights to a Deferred Bonus for a Base Fiscal Year vest pursuant to Section 3.1(A), Section 3.1(B) or Section 3.1(C), that Deferred Bonus shall, subject to the provisions of Sections 3.2(B) and 3.2(C), be paid to Employee (or, if applicable, his Beneficiary) within sixty (60) days after the last day of the taxable year in which Employee’s rights to that Deferred Bonus vest; and

(ii)            If Employee’s rights to a Deferred Bonus for a Base Fiscal Year vest pursuant to Section 3.1(D), that Deferred Bonus shall be paid to Employee within sixty (60) days after the date on which Employee’s rights to that Deferred Bonus vest.

(B)            (i)            Notwithstanding the provisions of Section 3.2(A)(i), when the vesting of Employee’s rights to a Deferred Bonus (pursuant to Section 3.1(A), Section 3.1(B) or

Section 3.1(C)) depends upon the meeting by Green Park of all, or a specified percentage, of an Annualized Financial Target, the payment period of sixty (60) days specified in Section 3.2(A)(i) shall be extended if, and to the extent, necessary in order for a determination to be made (in accordance with the provisions of Section 3.2(C)) as to whether all, or the specified percentage, of the Annualized Financial Target has been met; provided that payment shall be made no later than 2-1/2 months after the last day of the taxable year in which Employee’s rights to the Deferred Bonus vest. An extension of the period within which a vested Deferred Bonus shall be paid shall not extend or defer the date as of which such Deferred Bonus shall be deemed to have vested.

(ii)             If the last day of a Deferred Bonus Earn-Out Period falls on a day that is other than the last day of a fiscal quarter, Employer may, solely for the purpose of determining whether the relevant Annualized Financial Target has, or has not, been met during that Deferred Bonus Earn-Out Period, assume that the relevant financial reports or data for Green Park as of the end of the fiscal quarter that is closest in time to the last day of that Deferred Bonus Earn-Out Period is the same as the relevant financial reports or data for Green Park as of the actual last day of that Deferred Bonus Earn-Out Period. To illustrate: assume that the first day of the Deferred Bonus Earn-Out Period for the fiscal Year in question is January 1 and that, because of a Change in Control, the last day of that Deferred Bonus Earn-Out Period is May 25. For the sake of convenience, Employer may use the relevant financial reports or data for Green Park as of June 30 (the end of the fiscal quarter that is closest in time to the actual last day of the Deferred Bonus Earn-Out Period in question) as constituting the relevant financial reports or data for Green Park as of May 25 for the purpose of determining whether the Annualized Financial Target for that Deferred Bonus Earn-Out Period has been met. Similarly, if the last day of a Deferred Bonus Earn-Out

Period is October 10, Employer may use the relevant financial reports or data for Green Park as of September 30 for computation purposes as aforesaid.

(iii)          If the period for the payment of a vested Deferred Bonus is extended pursuant to the preceding provisions of this Section 3.2(B), Employer shall pay interest on the amount of the Deferred Bonus at an annual rate equal to the Prime Rate plus 1% (or, if lower, at the highest percentage rate allowed by law) during the period such Deferred Bonus is due and unpaid; and provided further that if Employer shall fail timely to pay Employee (or his Beneficiary) a vested Deferred Bonus once Employee’s entitlement thereto has been determined, Employee (or his Beneficiary) shall be entitled to receive interest on the amount of such Deferred Bonus at an annual rate equal to the Prime Rate plus 5% (or, if lower, the highest percentage interest rate allowed by law) during the period such Deferred Bonus is due and unpaid. (For all purposes hereof “Prime Rate” means the prime rate of interest published (on the date from which the Prime Rate is to accrue) by The Wall Street Journal as the base rate for corporate loans posted by a number (normally expressed as a percentage) of the largest banks in the United States of America.)

(C)           Whenever the payment of a Deferred Bonus is dependent upon the meeting by Green Park of all, or a specified percentage, of an Annualized Financial Target during a Deferred Bonus Earn-Out Period, Employer shall, as promptly as may be practicable after the date on which the Deferred Bonus Earn-Out Period for such Deferred Bonus terminates and Employer has received such financial reports or data relating to Green Park which are needed in order to determine whether all, or the specified percentage of the Annualized Financial Target has been met, make a written determination as to whether all, or the specified percentage, of such Annualized Financial Target has been met and shall provide Employee with a copy of such written determination. Employee shall have the right to review all financial and other records relevant to such determination. Employer shall give careful and good faith consideration to any bona fide questions raised by Employee regarding Employer’s determination and shall, if necessary or appropriate, adjust Employer’s determination in light of such questions. Employer’s good faith determination (either as initially made or as thereafter adjusted) as to whether Green Park has met all, or the specified percentage, of the Annualized Financial Target shall, however, be binding and conclusive upon Employer and Employee unless the amount of the Deferred Bonus in question or controversy exceeds $25,000 (in which event all questions or controversies as to whether or not the Deferred Bonus in question has vested shall be referred to, and determined by, arbitration pursuant to Section 4.3 hereof).

Section 3.3 Nonvesting of Deferred Bonus.

If (A) Employee’s employment with Employer terminates as a result of a Termination With Cause or a Voluntary Resignation at any time during the three (3) year period commencing with the first day of a Base Fiscal Year, or if (B) the Base Financial Target is not met during the Base Fiscal Year, or if (C) vesting of a particular Deferred Bonus is dependent upon the meeting by Green Park of all, or a specified percentage, of an Annualized Financial Target during the Deferred Bonus Earn-Out Period applicable to such Deferred Bonus and Green Park fails to meet such Annualized Financial Target (or the specified percentage thereof), then, in each of such events, the Deferred Bonus for such Base Fiscal Year shall not vest or become earned and all of Employee’s rights, title and interest in or with respect to such Deferred Bonus shall lapse and be of no further force and effect. The nonvesting of Employee’s rights as to a Deferred Bonus for any particular Base Fiscal Year shall not prejudice or adversely affect in any way Employee’s rights, if any, to receive (or retain) a Deferred Bonus for another Base Fiscal Year.

ARTICLE IV

Other Provisions

Section 4.1 Funding; Tax Advances.

(A)          Within sixty (60) days after the amount of a Deferred Bonus for a Base Fiscal Year has been determined pursuant to Section 2.1(B) (and assuming that Employee’s rights thereto have not previously lapsed or vested pursuant to any of the provisions of Article III), Employer shall pay the amount of such Deferred Bonus to the trustee of Employer’s Deferred Bonus Trust (the “Trust”), for the account of Employer and Employee, as their respective interests may appear, such payment to be held, administered and disbursed in accordance with the terms of this Agreement and the Trust. Where appropriate, all references to “Employer” in Section 3.2 hereof shall be deemed to be references to the “Trust.”

(B)           If Employee’s rights to a Deferred Bonus for a Base Fiscal Year vest under circumstances in which the amount of the Deferred Bonus is deemed to be taxable income to the Employee for Federal, State or local income tax purposes and Employee is, or may be, liable to pay taxes on such deemed income before the Deferred Bonus is paid to Employee, the Trust shall make an advance to Employee in an amount sufficient to permit Employee to pay the full amount of all taxes on such deemed income before such taxes shall become due. Any such advance shall not bear interest, may be repaid to the Trust, in whole or in part, at any time and shall, in any event, be repaid to the Trust in full at the same time the Deferred Bonus is paid to Employee.

Section 4.2 No Employment Agreement.

This Agreement does not constitute an employment agreement between Employer and Employee but instead is only intended to set out the respective rights and obligations of the parties with respect to Deferred Bonuses for Fiscal Year 2008 and subsequent Fiscal Years. Without in any way limiting the generality of the foregoing, it is expressly acknowledged and agreed that Employee does not have an employment agreement with Employer and that, unless or until the parties otherwise agree, Employee is an at-will employee of Employer; provided, however, that Employee’s status as an at-will employee shall not prejudice or adversely affect any of Employer’s vested rights hereunder upon any Termination of Employment.

Section 4.3 Arbitration.

(A)         Any disagreements which, under the provisions of Sections 2.1(B) or 3.2(C) hereof, are referable to arbitration, shall be referred to, and finally determined by, arbitration pursuant to the applicable Rules of Commercial Arbitration (“Rules”) of the American Arbitration Association (“AAA”), subject to the provisions of this Section 4.3. Employer and Employee shall each attempt to resolve any disagreement which is referable to arbitration pursuant to Sections 2.1(B) or 3.2(C) hereof by agreement and each party agrees to negotiate in good faith for a period of at least fifteen (15) business days after any such disagreement has arisen. If, despite such good faith negotiations, the parties are unable to resolve any such disagreement by agreement, then either party may, at any time after the expiration of the foregoing period of fifteen (15) business days, demand arbitration of such disagreement.

(B)          If the amount in controversy in the arbitrable disagreement is One Hundred Thousand Dollars ($100,000) or less, the arbitration shall be conducted before a single arbitrator selected by Employer and Employee within thirty (30) days after service of the initial demand for arbitration. If the amount in controversy exceeds One Hundred

Thousand Dollars ($100,000), the arbitration shall be conducted before three (3) arbitrators, one of whom shall be selected by Employer within thirty (30) days after service of the initial demand for arbitration, one of whom shall be selected by Employee within the foregoing thirty (30) day period and one of whom shall be selected by the two arbitrators selected by the parties within thirty (30) days after the second of such arbitrators is selected. Each arbitrator selected pursuant to this Section 4.3(B) shall be independent of both Employer and Employee and shall have at least fifteen (15) years experience in the subject matter of the disagreement to be arbitrated. If any arbitrator is not timely selected within the periods provided for in this Section 4.3(B), such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitration pursuant to this Section 4.3 shall be conducted in Bethesda, Maryland, or in such other location as may then be agreed by the parties. A judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court of competent jurisdiction. All fees and expenses of the arbitrator(s) and all administrative costs of the arbitration shall be borne equally by the parties unless the arbitrator(s) otherwise direct(s). This agreement to arbitrate shall be specifically enforceable.

Section 4.4 Governing Law.

This Agreement and the rights and liabilities of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to such State’s principles of conflicts of law.

Section 4.5 No Third Party Beneficiary; Spendthrift Clause.

(A)          This Agreement is made solely and specifically between and for the benefit of the parties hereto and (subject to Section 4.6) their Beneficiaries, heirs, successors, assigns and legal representatives. No other Person whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third parry beneficiary or otherwise.

(B)            To the maximum extent permitted by law, neither Employee nor any Beneficiary shall have any power to dispose of or to charge by way of anticipation any vested, potential or other right, title or interest hereunder, and any vested Deferred Bonus payable to Employee or any Beneficiary shall be free and clear of his debts, contracts, dispositions, and anticipations, and shall not be taken or reached by any legal or equitable process.

Section 4.6 Benefit and Burden.

This Agreement, and the respective rights and obligations of the parties hereunder, may not be assigned, sold, hypothecated, or otherwise transferred, either outright or as security, without the prior written consent of the other party which may be delayed, withheld or conditioned in the sole and absolute discretion of such other party; provided, however, that Employee may designate a Beneficiary without Employer’s consent. Any transfer, or attempted transfer, in violation of the provisions of this Section 4.6 shall be null and void ab initio. Subject to the foregoing provisions of this Section 4.6, the provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, the Employee’s Beneficiary and their respective heirs, successors, legal representatives and permitted assigns.

Section 4.7 Computation of Time.

In computing any notice or other period of time prescribed or allowed by any provision of this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday in Bethesda, Maryland, in which event the period runs until the end of the next, day which is not a Saturday, Sunday or such legal holiday. All notice or other periods expire as of 5:00 p.m. (local time in Bethesda, Maryland; on. the last day of the notice or other period.

Section 4.8 Entire Agreement; Amendment.

(A)          This Agreement contains the entire understanding between Employer and Employee regarding the subject matter hereof and supersedes any prior or contemporaneous understandings or agreements between them respecting such subject matter. There are no representations, warranties, agreements, arrangements or understandings, oral, written or expressed by, or based upon, conduct, between the parties relating to the subject matter hereof which are not fully expressed herein.

(B)           This Agreement, including the Schedules hereto, may not be amended, modified, waived, terminated or discharged except by an instrument in writing which is duly executed by the party sought to be charged with any such amendment, modification, waiver, termination or discharge.

Section 4.9 Construction.

(A)          Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the context may require.

(B)           All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement.

(C)           Numbered or lettered Articles, sections, subsections, subparts and subparagraphs herein contained refer to Articles, sections, subsections, subparts and subparagraphs of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments of, supplements to, and Schedules and other attachments to this Agreement unless the context shall clearly indicate or require otherwise.

(D)           Employer and Employee have both participated extensively in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall not be interpreted or construed for or against either party as the draftsman hereof.

Section 4.10 Notices.

Any notices, demands, consents, requests or other communications (hereinafter collectively referred to in this Section 4.10 as “notice”) provided for or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered by hand, by first-class mail, postage prepaid (with a return receipt requested), or by Federal Express, or by some other commercial overnight delivery service, to the parties at the following addresses:

(i) If to Employer:	Walker & Dunlop GP, LLC
7501 Wisconsin Avenue, Suite 1200
Bethesda, Maryland 20814-6531
Attn: Mr. William M. Walker

(ii) If to Employee:	Mr. Richard C. Warner
18007 Calico Circle
Olney, MD 20832

Each notice shall be deemed given on the day it is received or on the day its delivery is refused by or for the addressee, whichever is earlier. Each party may change its address or addressee for notice by giving notice thereof in the manner provided above (such notice to be given at least five (5) business days prior to its effective date).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WALKER & DUNLOP GP, LLC

(“Employer”)

Date:	June 16, 2008

By:	/s/ William Walker

William W. Walker

President

Richard C. Warner (“Employee”)

Date:	June 16, 2008

By:	/s/ Richard Warner

Richard C. Warner

Senior Vice President

SCHEDULE 1-2008

Formulae for Computation of Deferred Bonus

1.            (A) The following is a summary of key defined terms for 2008:

(i)                                     Employee: Richard C. Warner

(ii)                                  Base Fiscal Year: January 1, 2008 - December 31, 2008

(iii)                               Financial target: The attainment by Green Park of Adjusted Net Income of $15,144,697.00 (representing the 2008 Budget adjusted upward by 80% of sub-servicing costs, and downward by servicing advances)

(iv)                              Employee Percentage: 5.0%.

(B)            Employee shall be entitled to a Deferred Bonus in the amount equal to (i) the Employee Percentage times (ii) the amount by which Green Park’s Adjusted Net Income in the Base Fiscal Year exceeds the Base Financial Target, subject to all applicable vesting provisions set forth in the foregoing and attached Incentive Deferred Bonus Compensation Agreement (“Agreement”) of which this Schedule 1-2008 is a part. In no event shall the Deferred Bonus be less than zero.

2.              Green Park’s Adjusted Net Income during any Base Fiscal Year or during any Deferred Bonus Earn-Out Period applicable to such Base Fiscal Year (hereinafter referred to in this Schedule 1-2008 as a “Period”) shall be determined as follows:

(A)            The starting point for the determination of such Adjusted Net Income shall be Green Park’s net income for the relevant Fiscal Year, or the relevant Period, as the case may be, determined in accordance with generally accepted accounting principles (“Net Income”) (such Net Income to be based on audited figures, if available, or to become available in the ordinary course of business. If there has not been, or is not to be in the ordinary course of business, an independent audit to establish Green Park’s audited net income for a particular Fiscal Year or Period, Green Park’s net income for such Fiscal Year or Period shall be determined by Employer in accordance with generally accepted accounting principles and all customary procedures normally utilized in determining Green Park’s audited net income.)

(B)           Green Park’s Net Income for Fiscal Year, or during a Period, shall be (i) increased by (a) any reserves or provisions for future loan losses deducted in the computation of such Net Income (except that any actual loan losses deducted in computing such Net Income shall not be added back to such Net Income); and (b) any recoveries or reimbursements received as a result of previously delinquent loan (to the extent not already expensed or deducted in the computation of Net Income); and (c) 80% of any subservicing fees paid to Walker & Dunlop to service Green Park’s loans; and (ii) decreased by the amount of net servicing and delinquency advances made as a result of delinquent loans (to the extent not already expensed or deducted in the computation of Net Income.)

(C)           Green Park’s Net Income during a Fiscal Year, as adjusted in accordance with the provisions of Paragraph 2(B), shall be Green Park’s “Adjusted Net Income” for that Fiscal Year for the purposes of this Schedule 1-2008.

(D)            Green Park’s Net Income during a Period, as adjusted in accordance with the provisions of Paragraph 2(B), shall be Green Park’s Net Income” for that Period for the purposes of this Schedule 1-2008.

(E)             Green Park’s Adjusted Net Income during a Period shall be multiplied by a fraction, the numerator of which shall be twelve (12) and the denominator of which shall be the number of full calendar months in the Period, and the product of such multiplication shall be Green Park’s “Average Adjusted Net Income” for that Period for the purposes of this Schedule I-2008.

3.              The Annualized Financial Target during the Period applicable to the Base Fiscal Year shall be the attainment by Green Park of an Average Adjusted Net Income equal to, or greater than the Base Financial Target.

4.              The operation of the formulae set out in this Schedule 1-2008 may be illustrated by the following examples: for these examples only, assume the following facts: (i) the Base Fiscal Year is January 1, 2002-December 31, 2002; (ii) the Base Financial Target is $10,000,000; and (iii) the Employee Percentage is 10%:

(A)            Assume that Employee remains in Employer’s employ from January 1, 2002 until November 30, 2003, on which date Employee has a Voluntary Resignation. Inasmuch as Employee’s employment with Employer terminated due to a Voluntary Resignation prior to the end of the Period applicable to the Base Fiscal Year, Employee is not entitled to his Deferred Bonus for the Base Fiscal Year (even if Green Park achieves both the Base Financial Target and the Annualized Financial Target.)

(B)           Assume that Employee remains in the Employer’s employ throughout the Base Fiscal Year and that Green Park’s Adjusted Net Income during the Base Fiscal Year is $11,000,000 (or $1,000,000 more than the Base Financial Target of $10,000,000 for the Base Fiscal Year.) On these assumptions, Employee’s Deferred Bonus for the Base Fiscal Year is $100,000 (10% [the Employee Percentage] time $1,000,000), subject to all applicable vesting provisions set out in the Agreement.

(C)           Assume that Employee remains in Employer’s employ from January 1, 2002 through June 30, 2003, on which date Employee’s Intentional Death or Disability occurs. Further assume that Green Park has Adjusted Net Income of $11,000,000 between January 1, 2002, and December 31, 2002, Adjusted Net Income of $10,500,000 between

January 1, 2003, and December 31, 2003, and Adjusted Net Income of $10,000,000 between January 1, 2003, and December 31, 2004. On these assumptions:

(i)              Employee’s Deferred Bonus for the Base Fiscal Year is $100,000 (see Paragraph 4(B) above.)

(ii)           Green Park’s Average Adjusted Net Income during the Period is $10,500,000. This is determined by multiplying $31,500,000 (Green Park’s Adjusted Net Income during the relevant Period (which began on January 1, 2002, and ended on December 31, 2004) by a fraction, the numerator of which is twelve (12) and the denominator of which is thirty-six (36) (the number of calendar months in the Period), (i.e., $31,500,000 x 12/36 = $10,500,000). Since the Annualized Financial target for the Period is the attainment by Green Park of an Average Adjusted Net Income of $10,000,000 during the Period, and since, on the assumed facts, Green Park’s actual Average Adjusted Net Income is $10,500,000 during the Period, the Annualized Financial Target has been bet. Moreover, since the Base Financial Target was exceeded during the Base Fiscal Year (i.e., Green Park had net Annualized Income during the Base Fiscal Year in excess of $10,000,000) and Employee’s employment with Employer did not terminate as a result of a Voluntary Resignation or a Termination With Cause during the Period, Employee’s rights to a Deferred Bonus Earn-Out Period ended.) Pursuant to Section 3.2(A)(i) of the Agreement, the Deferred Bonus shall be due and payable to Employee’s legal representative or Beneficiary within sixty (60) days after December 31, 2004 (unless the time for payment is extended pursuant to Sections 3.2(B) and (C) of the Agreement in order to permit Employer to determine whether the Annualized Financial Target was met during the applicable Period.)

(D)          Assume that Employee remains in Employer’s employ from January 1, 2002, through June 30, 2003, on which date Employee’s Unintentional Death or Disability occurs. Further assume that Green Park has Adjusted Net Income of

$11,000,000 between January 1, 2002 and December 31, 2002, and Adjusted Net Income of $2,500,000 between January 1, 2003, and June 30, 2003. On these assumptions:

(i)            Employee’s Deferred Bonus for the Base Fiscal Year is $100,000 (see Paragraph 4(B) above.)

(ii)           Because Employee’s employment terminated as a result of his/her Unintentional Death or Disability which occurred on June 30,2003, the applicable Period for the Base Fiscal Year began on January 1, 2002, and ended on June 30, 2003.

(iii)          Green Park’s Average Adjusted Net Income during the applicable Period is $9,000,000. This is determined by multiplying $13,500,000 (Green Park’s Adjusted Net Income during the Period) times twelve (12) divided by eighteen (18) (the number of calendar months in the Period), (i.e., $13,500,000 x 12/18 = $9,000,000). This Average Net Income is less than the Annualized Financial Target (which is an Average Adjusted Net Income of $10,000,000). However, since Employee’s employment terminated as a result of his/her Unintentional Death or Disability, it is only necessary that Green Park attain 65% of the Annualized Financial Target (or an Average Adjusted Net Income of $6,500,000 ($10,000,000 x 65%) during the Period). Green Park’s actual Average Adjusted Net Income during the Period ($9,000,000) exceeds 65% of the Annualized Financial Target during the Period ($6,500,000) and, therefore, on the assumed facts, the Annualized Financial Target has been met.

(iv)          On the assumed facts, Employee’s employment did not terminate as a result of a Voluntary Resignation or a Termination With Cause occurring within the Period. As a result, on the assumed facts, Employee’s rights to a Deferred Bonus for the Base Fiscal Year vested on June 30, 2003 (the last day of the Period). Because the applicable Period ended as a result of Employee’s Unintentional Death or Disability, Employee’s Deferred Bonus for the Base Fiscal Year shall be due and payable to Employee’s legal representative or Beneficiary within sixty (60) days after December 31, 2004 pursuant to Section 3.1(C) of the Agreement (unless the time for payment is extended in order to permit Employer to determine whether the Annualized Financial Target was met during the Period).

(E)            Assume that Employee remains in Employer’s employ from January 1, 2002, through December 31, 2004. Further assume that Green Park has Adjusted Net Income of $11,000,000 between January 1, 2002, and December 31, 2002, Adjusted Net Income of $10,500,000 between January 1, 2003, and December 31, 2003, and Adjusted Net Income of $10,000,000 between January 1, 2004, and December 31, 2004. On these assumptions:

(i)            Employee’s Deferred Bonus for the Base Fiscal Year is $100,000 (see Paragraph 4(B) above.)

(ii)           Green Park’s Average Adjusted Net Income during the Period is $10,500,000 (see Paragraph 4(C)(ii) above.) Since the Annualized Financial Target for the Period is the attainment by Green Park of an Average Adjusted Net Income of $10,000,000 during the Period, and since, on the assumed facts, Green Park’s actual Average Adjusted Net Income is $10,500,000 during the Period, the Annualized Financial Target has been met. Pursuant to Section 3.2(A)(i) of the Agreement, the Deferred Bonus shall be due and payable to Employee within sixty (60) days after December 31, 2004 (unless the time for payment is extended pursuant to Sections 3.2(B) and (C) of the Agreement in order to permit Employer to determine whether the Annualized Financial Target was met during the applicable Period).

5.             The foregoing examples under Paragraph 4 of this Schedule 1-2008 assume that Employee remains in Green Park’s employ throughout the first year of the Period (i.e., throughout the Base Fiscal Year) and that Employee’s employment with Green Park is then terminated at some point during the remainder of such Period. If Employee’s employment with Green Park is terminated during the first year of such Period (or at any other time during such Period) as a result of a Voluntary Termination or a Termination With Cause, then Employee is not entitled to his Deferred Bonus for the Base Fiscal Year. If Employee’s employment with Green Park is terminated during the first year of such Period for any reason other than a Voluntary Termination or a Termination With Cause, then the computations regarding the amount of Employee’s Deferred Bonus for the Base Fiscal Year are first made as set out in Paragraphs 1 through 3 of this Schedule 1-2008 as adjusted by the provisions of Section 2. 1 (A)(ii)(a) of the Agreement. The foregoing may be illustrated by the following example:

(A)        Assume that the Base Financial Target and the Employee Percentage are as set out in Paragraph 4 above; that Employee remains in Employer’s employ from January 1, 2002 until June 25, 2002, on which date Employee’s Intentional Death or Disability occurs. Further assume that Green Park has Adjusted Net Income of $5,500,000 between January 1, 2002, and June 30, 2002; Adjusted Net Income of $11,000,000 between January 1, 2002 and December 31, 2002; Adjusted Net Income of $10,500,000 between January 1, 2003 and December 31, 2003; and Adjusted Net Income of $10,000,000 between January 1, 2004 and December 31, 2004. On these assumptions:

(i)            Green Park’s Base Financial Target for the Base Fiscal Year is first pro-rated pursuant to Section 2. 1 (A)(ii)(a) of the Agreement by multiplying that Target ($10,000,000 of Adjusted Net Income) by six (6) (the number of months, rounded to the nearest whole number, that Employee was employed by Green Park during the Base Fiscal Year) and then dividing by twelve (12). The result (or $5,000,000 of Adjusted Net Income) is the pro-rated Base Financial Target for Employee’s Deferred Bonus for the Base Fiscal Year.

(ii)            The pro-rated Base Financial Target for the Base Fiscal Year (or $5,000,000 of Adjusted Net Income) is then compared with Green Park’s actual Adjusted

Net Income between January 1, 2002 and June 30, 2002 (or $5,500,000). Since the adjusted Target was exceeded, the amount of Employee’s potential Deferred Bonus for the first six months of the Base Fiscal Year is 10% (the Employee Percentage) of the excess (or $500,000) of actual Adjusted Net Income over the adjusted Base Financial Target amount during that six-month period, or $50,000.

(iii)         Notwithstanding Employee’s Intentional Death or Disability during the Base Fiscal Year, the other vesting and payout provisions of the Agreement are not affected (see Agreement, Section 2. 1 (A)(ii)(b)). Since Employee’s termination of employment was caused by his/her Intentional Death or Disability, his Deferred Bonus is only payable under these circumstances if Green Park meets its Annualized Financial Target during the three year Period attributable to the Base Fiscal Year (see Agreement, Sections 1. 1 (E)(i)(a), 2. 1 (A)(ii)(b)). On the assumed facts, Green Park meets its Annualized Financial Target during the latter Period and, accordingly, Employee’s Deferred Bonus of $50,000 for the Base Fiscal Year is payable to Employee’s legal representative or Beneficiary pursuant to the Agreement (see Paragraph 4(D)(iv) above).

(B)            Under the example given in Paragraph 5(A), Employee’s employment with Green Park terminated (for a reason other than a Voluntary Resignation or a Termination With Cause) during the Base Fiscal Year but the Period attributable to that Base Fiscal Year continued beyond the end of the Base Fiscal Year. Under certain circumstances, however, Employee’s employment may terminate during a Base Fiscal Year and the Period applicable to such Base Fiscal Year will also terminate during that Base Fiscal Year. In this event, Employee’s entitlement to his Deferred Bonus is determined in accordance with Paragraphs 1 through 3 of this Schedule 1-2005, as adjusted by the provisions of Section 2. 1 (A)(ii)(b) of the Agreement. The foregoing may be illustrated by the following example:

(Percentage are as set out in Paragraph 4 above; that Employee remains in Employer’s employ from January 1, 2002 until June 30, 2002, at which time a Termination Without Cause occurs; and that Green Park has Adjusted Net Income in the amounts and for the periods set out in Paragraph 5(A) above.

(ii)            On these assumptions, the adjusted Base Financial Target is met for the first six months of the Base Fiscal Year and Employee’s potential Deferred Bonus for that period is $50,000 (see Paragraph 5(A)(ii)).

(i) Assume that the Base Financial Target and the Employee Percentage are as set out in Paragraph 4 above; that Employee remains in Employer’s employ from January 1, 2002 until June 30, 2002, at which time a Termination Without Cause occurs; and that Green Park has Adjusted Net Income in the amounts and for the periods as set out in Paragraph 5(A) above.

(ii) On these assumptions, the adjusted Base Financial Target is met for the first six months of the Base Fiscal Year and Employee’s potential Deferred Bonus for that period if $50,000 (see Paragraph 5(A)(ii)).

(iii) Because Employee’s employment terminated as of June 30, 2002 as a result of a Termination Without Cause, the Period attributed to the Base Fiscal Year also terminated as of June 30, 2002 (see Agreement, Section 1.1(E)(i)(c)). The Annualized Financial Target for the Base Fiscal Year must, therefore, be pro-rated by multiplying that Target ($10,000,000 of Adjusted Net Income) times six (6) (the number of months rounded, if necessary, to the nearest whole number, that Employee was employed by Green Park during the Base Fiscal Year) and then dividing by twelve (12) (see Agreement, Section 2. 1 (A)(ii)(b)). The result (or $5,000,000 of Adjusted Net Income) is the pro-rated Annualized Financial Target for the Period attributable to the Base Fiscal Year.

(iv)          The pro-rated Annualized Financial Target for the Period attributable to the Base Fiscal Year (or $5,000,000 of Adjusted Net Income) is then compared with Green Park’s actual Adjusted Net Income during that Period (or $5,500,000). Since the adjusted Target was exceeded, and since the Employee’s employment during the Period was not terminated as a result of a Voluntary Retirement or a Termination With Cause, Employee’s Deferred Bonus for the Base Fiscal Year vests of June 30, 2002, and is payable to him in accordance with the terms of the Agreement.

6. Unless otherwise defined in this Schedule 1-2008, all capitalized words and phrases in this Schedule 1-2008 shall have the same meanings as are ascribed to them in the Agreement.

APPROVED AND ACCEPTED:

/s/ William Walker	June 16, 2008

William W. Walker	Date

President and CEO

/s/ Richard Warner	June 16, 2008

Richard C. Warner	Date

Senior Vice President